UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

CVR Partners, LP

(Name of Issuer)

Common Units representing Limited Partner Interests

(Title of Class of Securities)

126633106

(CUSIP Number)

December 31, 2011

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 126633106	13G	Page 2 of 16 Pages

1	NAMES OF REPORTING PERSONS CVR ENERGY, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 50,920,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 50,920,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,920,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 69.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 126633106	13G	Page 3 of 16 Pages

1	NAMES OF REPORTING PERSONS COFFEYVILLE REFINING & MARKETING HOLDINGS, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 32,916,725
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 32,916,725
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,916,725
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 126633106	13G	Page 4 of 16 Pages

1	NAMES OF REPORTING PERSONS COFFEYVILLE REFINING & MARKETING, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 32,916,725
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 32,916,725
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,916,725
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 45.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 126633106	13G	Page 5 of 16 Pages

1	NAMES OF REPORTING PERSONS COFFEYVILLE NITROGEN FERTILIZERS, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 18,003,275
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 18,003,275
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,003,275
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 24.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 126633106	13G	Page 6 of 16 Pages

1	NAMES OF REPORTING PERSONS COFFEYVILLE RESOURCES, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 50,920,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 50,920,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,920,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 69.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 126633106	13G	Page 7 of 16 Pages

1	NAMES OF REPORTING PERSONS CL JV HOLDINGS, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 34,421,920
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 34,421,920
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,421,920
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 47.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 126633106	13G	Page 8 of 16 Pages

1	NAMES OF REPORTING PERSONS COFFEYVILLE TERMINAL, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 249,508
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 249,508
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 249,508
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 126633106	13G	Page 9 of 16 Pages

1	NAMES OF REPORTING PERSONS COFFEYVILLE PIPELINE, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 249,508
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 249,508
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 249,508
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 126633106	13G	Page 10 of 16 Pages

1	NAMES OF REPORTING PERSONS COFFEYVILLE CRUDE TRANSPORTATION, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 499,016
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 499,016
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 499,016
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

Item 1. (a)	Name of Issuer:

CVR PARTNERS, LP

Item 1. (b)	Address of Issuer’s Principal Executive Offices:

2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479

Item 2. (a)	Name of Person Filing:

This statement is being filed by and on behalf of CVR ENERGY, INC., COFFEYVILLE REFINING & MARKETING HOLDINGS, INC., COFFEYVILLE REFINING & MARKETING, INC., COFFEYVILLE NITROGEN FERTILIZERS, INC., COFFEYVILLE RESOURCES, LLC, CL JV HOLDINGS, LLC, COFFEYVILLE TERMINAL, INC., COFFEYVILLE PIPELINE, INC. and COFFEYVILLE CRUDE TRANSPORTATION, INC.

50,920,000 Common Units are beneficially owned directly by COFFEYVILLE RESOURCES, LLC. All other filers reporting on this statement beneficially own Common Units indirectly through their ownership of COFFEYVILLE RESOURCES, LLC equity.

Item 2. (b)	Address of Principal Business Office or, if None, Residence:

2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479

Item 2. (c)	Citizenship:

CVR ENERGY, INC. - Delaware

COFFEYVILLE REFINING & MARKETING HOLDINGS, INC. - Delaware

COFFEYVILLE REFINING & MARKETING, INC. - Delaware

COFFEYVILLE NITROGEN FERTILIZERS, INC. - Delaware

COFFEYVILLE RESOURCES, LLC - Delaware

CL JV HOLDINGS, LLC - Delaware

COFFEYVILLE TERMINAL, INC. - Delaware

COFFEYVILLE PIPELINE, INC. - Delaware

COFFEYVILLE CRUDE TRANSPORTATION, INC. - Delaware

Item 2. (d)	Title of Class of Securities:

Common Units representing Limited Partner Interests of CVR Partners, LP (“Common Units”)

Item 2. (e)	CUSIP Number:

126633106

Item 3.

Not applicable.

Item 4. Ownership:

The information contained in Items 5 through 11 on the cover pages hereto (pages 2 through 10 hereof) is incorporated herein by reference.

Item 5. Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

Shareholders of CVR Energy, Inc. indirectly participate in the receipt of distributions on, and proceeds from the sale of, the common units.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not Applicable.

Item 8. Identification and Classification of Members of the Group:

Not Applicable.

Item 9. Notice of Dissolution of Group:

Not Applicable.

Item 10.	Certification:

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2012

CVR ENERGY, INC.

By:	/s/ Edmund S. Gross
Name:	Edmund S. Gross
Title:	Senior Vice President, General Counsel and Secretary

COFFEYVILLE REFINING & MARKETING HOLDINGS, INC.

By:	/s/ Edmund S. Gross
Name:	Edmund S. Gross
Title:	Senior Vice President, General Counsel and Secretary

COFFEYVILLE REFINING & MARKETING, INC.

By:	/s/ Edmund S. Gross
Name:	Edmund S. Gross
Title:	Senior Vice President, General Counsel and Secretary

COFFEYVILLE NITROGEN FERTILIZERS, INC.

By:	/s/ Edmund S. Gross
Name:	Edmund S. Gross
Title:	Senior Vice President, General Counsel and Secretary

COFFEYVILLE RESOURCES, LLC

By:	/s/ Edmund S. Gross
Name:	Edmund S. Gross
Title:	Senior Vice President, General Counsel and Secretary

CL JV HOLDINGS, LLC

By:	/s/ Edmund S. Gross
Name:	Edmund S. Gross
Title:	Senior Vice President, General Counsel and Secretary

COFFEYVILLE TERMINAL, INC.

By:	/s/ Edmund S. Gross
Name:	Edmund S. Gross
Title:	Senior Vice President, General Counsel and Secretary

COFFEYVILLE PIPELINE, INC.

By:	/s/ Edmund S. Gross
Name:	Edmund S. Gross
Title:	Senior Vice President, General Counsel and Secretary

COFFEYVILLE CRUDE TRANSPORTATION, INC.

By:	/s/ Edmund S. Gross
Name:	Edmund S. Gross
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned agree that the foregoing Statement on Schedule 13G (including any and all amendments thereto) is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) under the Act and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

Dated: February 14, 2012

CVR ENERGY, INC.

By:	/s/ Edmund S. Gross
Name:	Edmund S. Gross
Title:	Senior Vice President, General Counsel and Secretary

COFFEYVILLE REFINING & MARKETING HOLDINGS, INC.

By:	/s/ Edmund S. Gross
Name:	Edmund S. Gross
Title:	Senior Vice President, General Counsel and Secretary

COFFEYVILLE REFINING & MARKETING, INC.

By:	/s/ Edmund S. Gross
Name:	Edmund S. Gross
Title:	Senior Vice President, General Counsel and Secretary

COFFEYVILLE NITROGEN FERTILIZERS, INC.

By:	/s/ Edmund S. Gross
Name:	Edmund S. Gross
Title:	Senior Vice President, General Counsel and Secretary

COFFEYVILLE RESOURCES, LLC

By:	/s/ Edmund S. Gross
Name:	Edmund S. Gross
Title:	Senior Vice President, General Counsel and Secretary

CL JV HOLDINGS, LLC

By:	/s/ Edmund S. Gross
Name:	Edmund S. Gross
Title:	Senior Vice President, General Counsel and Secretary

COFFEYVILLE TERMINAL, INC.

By:	/s/ Edmund S. Gross
Name:	Edmund S. Gross
Title:	Senior Vice President, General Counsel and Secretary

COFFEYVILLE PIPELINE, INC.

By:	/s/ Edmund S. Gross
Name:	Edmund S. Gross
Title:	Senior Vice President, General Counsel and Secretary

COFFEYVILLE CRUDE TRANSPORTATION, INC.

By:	/s/ Edmund S. Gross
Name:	Edmund S. Gross
Title:	Senior Vice President, General Counsel and Secretary